FOR IMMEDIATE RELEASE

October 3, 2005

Contact:  Rosemarie Faccone

     Susan Jordan

     732-577-9997

MONMOUTH REAL ESTATE INVESTMENT CORPORATION APPOINTS SCOTT L. ROBINSON TO ITS BOARD OF DIRECTORS

FREEHOLD, NJ, October 3, 2005…..On October 3, 2005, the Board of Directors of Monmouth Real Estate Investment Corporation (NASDAQ/NMS:MNRTA) announced the appointment of Scott L. Robinson to its Board of Directors.  Mr. Robinson is considered an independent Director under the pertinent NASDAQ rules and will fill the vacancy on the Board of Directors created by a previously announced Director resignation.

Mr. Robinson is an Associate Director with Standard & Poor’s, a global credit rating agency.  Mr. Robinson is affiliated with Standard & Poor’s real estate finance group, currently evaluating commercial mortgage-backed securities and previously REITs.  Mr. Robinson is also an Adjunct Professor at New York University, covering an array of real estate entities, including REITs.  Mr. Robinson is also an Adjunct Professor at New York University, The Real Estate Institute, New York, New York.  Courses taught by Mr. Robinson include Finance & Investment Analysis and Capital Markets. Mr. Robinson is also a member of several professional associations, including the National Association of Real Estate Investment Trusts.

Mr. Robinson received a Master of Science with Distinction in Real Estate Finance from New York University and a Bachelor of Science in Financial Economics from the University of California.

Commenting on the announcement, Eugene W. Landy, President, said, “With this appointment, the Board of Directors recognizes Scott Robinson’s valuable financial analysis expertise.  Scott’s appointment to the Monmouth Real Estate Investment Corporation’s Board of Directors is a strategic step within the Company’s long-term business plan for creating a major REIT specializing in net-leased industrial properties.”

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Monmouth Real Estate Investment Corporation, which was organized in 1968, is a publicly-owned real estate investment trust specializing in net-leased industrial properties. The Company’s equity portfolio consists of thirty-eight industrial properties and one shopping center located in New Jersey, New York, Connecticut, Maryland, Michigan, Mississippi, Missouri, Massachusetts, Iowa, Illinois, Nebraska, North Carolina, South Carolina, Kansas, Pennsylvania, Florida, Virginia, Ohio, Wisconsin, Arizona, Georgia, Colorado and Alabama.  In addition, the Company owns a portfolio of REIT securities.

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